Exhibit 99.1

Contact info:

Leigh Salvo

DirectIR, Inc.

510-647-8870

LSalvo@directIR.com

For immediate release

Network Equipment Technologies Expects First Quarter Revenue to Fall Short of Expectations

Fremont, CA, June 5, 2008 – Telecommunications equipment maker Network Equipment Technologies, Inc. (NYSE: NWK), announced today it expects revenue for the first quarter of fiscal 2009 to be below Wall Street expectations, primarily due to a shortfall in revenue from government programs. The Company currently expects revenue for the quarter to be in the range of approximately $16 to $20 million.

“We continue to see many government programs in which we can participate. However, it has become apparent that at least in the near term we won’t receive the volume of orders we had previously expected,” said C. Nicholas Keating, President and CEO.

The Company expects a partial rebound in revenue from the government in later quarters of fiscal 2009, but believes that its government business is likely to be down through the end of the calendar year. As a result, the Company’s annual revenue for fiscal 2009 is likely to be down compared to fiscal 2008.

“We will be cautious with our spending in the current environment. However, we believe that the government market continues to present significant long-term opportunities for us, and we are making investments in next generation technology for new government applications. We are also progressing on our initiatives for enterprise customers,” said Keating.

The Company will report its results for the first quarter in late July or early August.

About Network Equipment Technologies, Inc.

For nearly a quarter of a century, Network Equipment Technologies, Inc. (NET) has provided voice and data communications equipment for multi-service networks requiring high degrees of versatility, interoperability, security and performance. NET's broad family of products are purpose-built for mixed-service, multi-protocol networks; bandwidth-sensitive site communications; high performance, security-sensitive transmissions; and converged communications. The company's NX Series for network exchange solutions and VX Series for voice exchange solutions enable interoperability and integration with existing networks for seamless migration to secure IP-based voice and data communications. In addition, Quintum, a subsidiary of NET, delivers VoIP access solutions that bring the reliability and voice clarity of public telephone networks to Internet telephony.

Visit www.net.com for more information.

Forward Looking Statements

This press release contains forward-looking statements, relating to possible future operating results, within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include federal government budget matters and procurement decisions, the volume and timing of orders and revenue, and product development achievements, as well as the factors identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recent fiscal year. The Company disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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